STATE OF NORTH CAROLINA                     )
                                            )              SEVERANCE AGREEMENT
COUNTY OF WAKE                              )


         This Agreement is made as of the 1st day of June, 1999, by and between KONOVER PROPERTY TRUST, INC., a Maryland corporation (the "Company"), and CONNELL L. RADCLIFF ("Mr. Radcliff").


                              W I T N E S S E T H:


         WHEREAS, the Company and Mr. Radcliff entered into that certain undated Employment Agreement entered into as of the date of the Company's Registration Statement on Form S-11, May 14, 1993 (the "Employment Agreement"); and

         WHEREAS, the Employment Agreement expired on May 13, 1995, and Mr. Radcliff has continued to work for the Company since such date without benefit of any written employment agreement;

         WHEREAS, Mr. Radcliff has requested, and the Company has agreed, that the parties will terminate their employment relationship in an amicable and definitive manner; and

         WHEREAS, the terms of this Severance Agreement have been approved by the Board of Directors and Executive Compensation Committee of the Company;

         NOW, THEREFORE, for good and valuable consideration as prescribed herein, the Company and Mr. Radcliff agree to termination of their employment relationship in accordance with the terms set forth hereafter:

         1. Termination of Employment. For benefit and vesting purposes only, the employment relationship between the parties will terminate as of February 29, 2000 (the "Effective Date"); provided, however, that from and after June 2, 1999 and continuing through the Effective Date, Mr. Radcliff shall hold himself out to the public and to other employees of the Company that he is employed solely by 1st Carolina Properties, LLC, a North Carolina limited liability company.

         2. Covenants and Confidential Information. Mr. Radcliff and the Company affirm that the restrictive provisions of Paragraph 6(a)(ii), 6(b) and 6(c) of the Employment Agreement, entitled "Covenants and Confidential Information," will be deemed to continue in full force and effect in accordance with their terms as modified by this Agreement, and will survive the Effective Date and that the one year term prescribed in the first paragraph of Paragraph 6(a) of the Employment Agreement is hereby increased by one year for a total of two years and will commence as of the Effective Date. The parties acknowledge that Paragraph 6(a)(i) of the Employment Agreement shall not be deemed to continue and Mr. Radcliff may thus be engaged in the shopping center or factory outlet business either individually or with entities or individuals other than the Company

         3.       Compensation

                  a. The Company will pay Mr. Radcliff a lump sum amount of One hundred fifty-five thousand, nine hundred ninety-nine and 97/100 Dollars ($155,999.97) payable in three installments; the first on June 29, 1999 in the amount of Sixty thousand six hundred sixty-six and 65/100 Dollars ($60,666.65); the second in the amount of Sixty thousand six hundred sixty-six and 66/100 Dollars ($60,666.66) within 5 business days after the date that both of the following have occurred: (i) the

         Town of Cary has granted site plan approval for the Company's Millpond project and (ii) the Company has fully executed a Lease agreement with Boney Wilson and Sons, Inc. for a Hannaford grocery store at the Company's Millpond Project; and the third in the amount of Thirty four thousand six hundred sixty-six and 66/00 Dollars ($34,666.66) on the later: (i) of January 1, 2000 or (ii) the date the Kohl's Department Stores, Inc. closes on the purchase of property from the Company located at the intersection of Falls of the Neuse and Durant Roads in Raleigh, North Carolina, in consideration for Mr. Radcliff's agreement to terminate his employment relationship with the Company and to extend the provisions of Paragraph 6 of the Employment Agreement as described in Section 2 of this Agreement. All amounts paid to Mr. Radcliff will be subject to withholding of federal and state income and employment taxes, in accordance with United States and North Carolina laws.

                  b. All of Mr. Radcliff's bonus-related restricted stock held pursuant to the Company's KEYSOP Plan, 42,100 shares, shall vest on the Effective Date.

                  c. The Company-matched moneys in Mr. Radcliff's 401K account have vested.

                  d. The Company will allow Mr. Radcliff to use office space at 211-D Colonades Way, Waverly Place Shopping Center in Cary, NC ("Waverly Office") through the Effective Date. The Company agrees that Mr. Radcliff may continue to use his current office space in the Company's home office until June 15, 1999. Mr. Radcliff shall not have to pay any rent, utility, copier, fax or furniture rental charges associated with the Waverly Office, but shall be responsible for payment of his telephone charges.

                  e. The Company agrees that Jo Anna Chrismon (or her replacement, if ever applicable) will continue to act as an administrative assistant for Mr. Radcliff through the Effective Date.

                  f. The Company will pay Mr. Radcliff's ICSC (International Council of Shopping Centers)-related expenses and dues and will provide Mr. Radcliff with booth space in any Company booth at an ICSC-sponsored event through June 1, 1999.

                  g. Mr. Radcliff shall be permitted to maintain his participating interest in the Company's development in Brunswick, North Carolina comparable to the participating interest offered to or accepted by any of the Company's Executive Vice Presidents.

Unless otherwise determined by the Company, Mr. Radcliff will be entitled to no compensation from the Company in addition to the sums provided in this Section 3 and in Section 4, below.

         4. Incentive Stock Options. Mr. Radcliff's incentive stock options granted on February 28, 1998, for 50,000 shares ("Option Shares") of the Company's Common Stock, (20,000 shares of which vested on February 28, 1999) will be, and hereby are, amended pursuant to action of the Company's Board of Directors, such that from and after the date hereof, Mr. Radcliff shall be eligible to receive any declared dividends on the 50,000 option shares through the Effective Date. Thereafter he shall be eligible to receive any dividends on the 30,000 vested shares through February 28, 2001. The options on the Option Shares must be exercised by Mr. Radcliff on or before February 28, 2001, after which date, if they remain unexercised, they shall expire.

         5. Employee Benefits. The Company will continue Mr. Radcliff as a participant in the Company's medical and dental benefits plans through the Effective Date, at no out-of-pocket cost to Mr. Radcliff, other than the standard deductibles and co-pays contained in the plans, and will continue Mr. Radcliff's eligible dependents under such coverage provided Mr. Radcliff pays to the Company any normal premiums for dependent coverage under the plans should the Company assess its officers for any such premiums prior to the Effective Date. Coverage of Mr. Radcliff and his dependents under any other employee benefit plan will expire as of the Effective Date, except that Mr. Radcliff may elect COBRA continuation coverage after the Effective Date.

         6. Arbitration. If there is a dispute under this Agreement between Mr. Radcliff and the Company with respect to the subject matter and terms of this Agreement (including the applicability of this section), either party may submit that dispute to binding arbitration in Raleigh, North Carolina, under the rules of the American Arbitration Association then in effect in Raleigh, North Carolina, and pursuant to Chapter 1, Article 45A of the General Statutes of North Carolina which applies to this provision. The decision of the arbitrator(s) will be binding on all parties to the arbitration, and their heirs, successors, and assigns.

         7. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the matters deals with herein, and no agreements, representations, or statements of any party not contained herein shall be binding on that party.

         8. Controlling Law. This Agreement is governed by and to be construed in accordance with the laws of the State of North Carolina, as they are applied to contracts made and to be wholly performed in this state, regardless of choice of law principles to the contrary.

         IN WITNESS WHEREOF, the Company and Mr. Radcliff have executed this Agreement under seal on the day and year first written above.

                              _________________________________ (SEAL)
                              CONNELL L. RADCLIFF


                              KONOVER PROPERTY TRUST, INC.

                              By: ___________________________________
                                   Patrick M. Miniutti
                                   Executive Vice President & Chief Financial
                                    Officer


(CORPORATE SEAL)

ATTEST:


-------------------------
Secretary